    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1999

                                              REGISTRATION NO. 333 -____________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------
                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------
                      SANTA BARBARA RESTAURANT GROUP, INC.

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                DELAWARE                      33-0602639
     (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)        IDENTIFICATION NO.)

                                   -----------
                        360 SOUTH HOPE STREET, SUITE C300
                         SANTA BARBARA, CALIFORNIA 93105

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   -----------

                             ANDREW D. SIMONS, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      SANTA BARBARA RESTAURANT GROUP, INC.
                        360 SOUTH HOPE STREET, SUITE C300
                         SANTA BARBARA, CALIFORNIA 93105
                                 (805) 898-7100

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   -----------
                                   COPIES TO:
                             C. CRAIG CARLSON, ESQ.
                         STRADLING YOCCA CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                               CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
                                           Proposed maximum     Proposed maximum
  Title of securities      Amount to be     offering price         aggregate           Amount of
    to be registered        registered       per share(1)       offering price(1)  registration fee
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
 Common Stock, $.08 par    5,998,377(2)          $1.94            $11,636,851           $3,235
         value                shares
-----------------------------------------------------------------------------------------------------


(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Bulletin Board Market managed by Nasdaq for our common stock on September 29, 1999, which was approximately $1.94 per share.

(2) The number of shares of our common stock registered hereunder represents 3,000,000 shares which we issued as of July 15, 1999, the effective date of the merger (the "Merger") of La Salsa Holding Co. with and into La Salsa Merger, Inc., our wholly-owned subsidiary. The number of shares of our common stock registered hereunder also includes 1,500,000 shares which we issued on the conversion of $6,000,000 of our convertible promissory notes, which we issued pursuant to the Merger. These promissory notes were converted on August 16, 1999. The number of shares of our common stock registered hereunder also includes 500,000 shares which are issuable upon exercise of certain warrants we issued pursuant to the Merger. Additionally, the number of shares of our common stock registered hereunder includes 998,377 shares held by KCC Delaware Company, which were acquired by KCC Delaware Company on March 30, 1999.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                      SANTA BARBARA RESTAURANT GROUP, INC.

                           --------------------------

                        5,998,377 SHARES OF COMMON STOCK

                           --------------------------

                                ($.08 PAR VALUE)

        The stockholders listed in this Prospectus under the section entitled "Selling Stockholders" may offer and sell a total of 5,998,377 shares of our Common Stock, par value $0.08 per share (the "Common Stock"), which they own or will receive from time to time.

        The Selling Stockholders may sell the shares of Common Stock described in this Prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The Selling Stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. We will not receive any proceeds from the Selling Stockholders' sale of the shares of Common Stock. We have agreed to bear the expenses in connection with the registration and sale of the Common Stock offered by the Selling Stockholders and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. More information is provided in the section titled "Plan of Distribution."

        Our common stock is currently traded on the Nasdaq National Market under the symbol "SBRG." On September 29, 1999, the last reported sale price of our common stock was $1.94 per share.

                           --------------------------

            INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE
                       "RISK FACTORS" BEGINNING ON PAGE 3.

                           --------------------------


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           --------------------------

                    This Prospectus is dated October 7, 1999


                                      TABLE OF CONTENTS

                                                                                          PAGE

The Company.................................................................................3
Risk Factors................................................................................3
Use of Proceeds.............................................................................8
Selling Stockholders........................................................................8
Plan of Distribution.......................................................................11
Legal Matters..............................................................................11
Experts....................................................................................11
Where You Can Find More Information........................................................12

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        The information contained in or incorporated by reference in this Prospectus discusses our plans and strategies for our business or state other forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

-       our ability to grow and implement cost-saving strategies;

-       increases in food, labor and occupancy and other operating costs;

- our ability to compete in the quick-service, family dining and steakhouse segments of the restaurant industry;

-       our ability to pay principal and interest on our debt;

-       our ability to borrow in the future;

- our ability and the ability of our franchisees, suppliers and vendors to implement an effective Y2K readiness program;

-       adverse legislation or regulation;

-       adverse weather conditions;

- our ability to sustain or increase historical revenues and profit margins; and

- continuation of certain trends and general economic conditions in our industry.

        In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. The information contained in this Prospectus, including the information set forth under the caption "Risk Factors," identifies important factors that could cause such differences.

                                   THE COMPANY

        We are engaged in the food service industry. We changed our name from "GB Foods Corporation" to "Santa Barbara Restaurant Group, Inc." in conjunction with our merger with Timber Lodge Steakhouse, Inc. "Timber Lodge" and acquisition of JB's Family Restaurants, Inc. on September 1, 1998. Prior to these transactions, we were engaged primarily in the business of operating Mexican quick-service restaurants under the trade name "The Green Burrito" in Southern California and the sale and supervision of Green Burrito franchises. With these transactions, we also are engaged in the business of operating and franchising full-service family style restaurants.

        On July 15, 1999, we acquired all of the issued and outstanding stock of La Salsa Holding Co. ("La Salsa"), a restaurant holding company which, at that time, owned and operated 52 "Fresh-Mex" concept stores and franchised an additional 48 stores throughout the southwestern United States. Pursuant to this transaction, La Salsa became one of our wholly-owned subsidiaries.

        As of September 9, 1999, we operated 54 JB's restaurants, 51 La Salsa Restaurants, 22 Timber Lodge Steakhouse restaurants, 6 Galaxy Diner restaurants and 6 Green Burrito restaurants. We also franchise 38 Green Burrito stand-alone restaurants, 207 dual-concept restaurants, 45 La Salsa restaurants and 29 JB's restaurants for a total of 458 restaurants.

                                  RISK FACTORS

        You should carefully consider the following factors and other information in this Prospectus before deciding to invest in our common stock. Some information in this Prospectus may contain "forward looking" statements that discuss future expectations of our financial condition or results of operations. The risk factors noted in this section and other factors described in this offering memorandum could cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS ASSOCIATED WITH THE RECENT MERGERS AND ACQUISITION

        Synergies May Not Materialize

        Prior to the mergers with La Salsa and Timber Lodge, and the acquisition of JB's Family Restaurants, our Board of Directors considered (i) the diversification of the companies' geographic presence and the market segments that each company serves, (ii) the prospects for expansion of the Timber Lodge business into new southwestern and western markets and La Salsa in the southwestern markets, (iii) the potential growth of our company through dual concept restaurants and the mergers and acquisition, (iv) the potential favorable impact of the Timber Lodge and La Salsa expansion on our financial position, (v) the potential cost savings as a result of common management, particularly in the area of reduced overhead, and (vi) other synergies that might result from the integration of the companies. La Salsa, Timber Lodge and JB's Family Restaurants are different concepts with unique accounting and administrative needs. Therefore we face many challenges in realizing synergies and combining resources and there can be no assurance that we will achieve the projected synergies or that any cost benefits will be accomplished successfully or as rapidly as desired.

        We acquired La Salsa with the goal of implementing certain strategic initiatives including opening new markets, reducing operating expenses and implementing image enhancements, which are intended to improve our financial position. Our ability to open new markets is dependent on a number of factors, including our ability to locate suitable property at affordable rates, find acceptable prospective franchisees and complete the construction, training and other requirements necessary to open a La Salsa restaurant. There can be no assurance that we, or our prospective franchisees, will be able to satisfy all of the conditions required to open markets in accordance with our strategic plan and if so, whether those markets will have a positive impact on our financial position. We also expect to incur additional costs in building the infrastructure necessary to effect these strategic initiatives and operate multiple restaurant concepts. Although we believe some of these costs will be off-set by synergies obtained through the integration of La Salsa's operations, there can be no assurance that such synergies will be obtained or that the cost of the strategic initiatives will not have an adverse impact on our financial results. Finally, our plans to enhance the image of the La Salsa brand is dependent on the creation and successful implementation of certain marketing and remodeling programs and concepts designed to increase consumer demand for La Salsa brand food. No assurance can be given that the programs and concepts which we select to promote La Salsa's image enhancement will be successful and or improve our financial position.

        Uncertainties In Integrating Business Operations and Achieving Cost Savings

        In determining that the mergers with Timber Lodge and La Salsa and the acquisition of JB's Family Restaurants were in the best interests of our shareholders, we considered the likelihood that cost savings such as reduced corporate overhead and insurance costs, operating efficiencies such as food and supplies purchasing economies resulting from the increased size of the combined entity, and other synergies such as improved management practices and incentive programs would result following consummation of the transactions. In particular, our Board of Directors considered the potential for cost savings in approving the transactions, although that factor was not the primary impetus for any of the transactions. However, the cost savings, if any, are subject to many uncertainties and to events and circumstances which we cannot control. Those uncertainties, events and circumstances could cause actual results to differ materially from our cost savings estimates, and there can be no assurance that any cost savings, operating efficiencies or other synergies will be accomplished. In addition, operations could be adversely affected if management attention is diverted to meet problems which may arise in connection with the integration of the businesses. The transactions have significantly increased our size, which means that managing our company and integrating the acquired business operations of Timber Lodge, La Salsa and JB's Family Restaurants will continue to present a significant challenge to our management. We are in the process of retaining additional personnel and securing more office space to help us implement our strategic initiatives. Such actions could impact our cost structure and have a negative impact on our financial results. We will continue to evaluate the restaurant operations acquired in these transactions and various short and long-term strategic considerations in the process of assessing the extent to which Timber Lodge, La Salsa and JB's Family Restaurants' operations will be integrated, restructured or otherwise modified by us. We are in the process of implementing various growth or turnaround strategies at all of our concepts to varying degrees including, but not limited to, image enhancements, a refocused marketing strategy, improved management incentive programs and reductions to corporate administrative costs. However, there can be no assurance that these strategies will be successful. If we are unable to achieve anticipated improvements in restaurant-level operating margins or reductions in corporate overhead costs on a timely basis, cash flows generated from operations may not be adequate to support our growth or turnaround strategies, some of which require significant capital expenditures. Failure to effectively accomplish the integration of our operations or to improve Timber Lodge's, La Salsa's and JB's Family Restaurants' results of operations could have a material adverse effect on our financial condition.

        Timber Lodge Steakhouse(TM) Brand Expansion

        We recently completed our conversion of five JB's Restaurants into the Timber Lodge format. Our ability to successfully increase profits as a result of these conversions depends on whether the conversion will attract new customers without significantly reducing existing ones. There can be no assurance that the conversion of these restaurants will have a favorable impact on our financial results.

COMPETITIVE ENVIRONMENT IN THE QUICK-SERVICE AND FULL-SERVICE RESTAURANT
INDUSTRY

        The food service industry is intensely competitive. Competition exists with respect to the quality and value of food products offered, concept, service, price, dining experience and location. We compete with major restaurant chains, some of which dominate the quick-service or full-service restaurant industries. Competitors also include a variety of fast food restaurants, mid-price, full-service casual dining restaurants, health and nutrition-oriented restaurants, delicatessens and prepared food stores, as well as supermarkets and convenience stores. Many competitors have substantially greater financial, marketing and other resources than we do, which may give them certain competitive advantages. Some of the major quick-service restaurant chains have increasingly offered selected food items and combination meals at discounted prices. Future changes in the pricing or other marketing strategies of one or more of our competitors could have a material adverse effect on our financial condition and results of operations. As competitors expand their operations, competition can be expected to intensify. Increased competition could have a material adverse effect on our financial condition and results of operations.

        The quick-service restaurant industry is intensely competitive in the attraction of consumers and franchisees and in obtaining suitable sites for new stores. Some of the key competitive factors in the restaurant industry are the quality and value of the food products offered, quality of service, cleanliness, name identification, restaurant location, price and attractiveness of facilities. We compete with restaurants of all types in the local market areas surrounding individual stores for a share of the consumers' restaurant food dollars. In particular, we compete with quick-service restaurants, Mexican restaurants and steakhouses.

        The quick-service industry can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular location of, competing quick-services restaurants. Factors such as inflation, increases in food, labor and energy costs, the availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly-paid employees can also adversely affect the fast food restaurant industry. In addition, other fast food chains with greater financial resources than us have similar or competing operating concepts to ours in our geographic markets.

        Major chains, which also have substantially greater financial resources and longer operating histories than we do, dominate the quick-service fast food restaurant industry. We compete primarily on the basis of food quality, price and speed of service. A significant change in pricing or other marketing strategies by one or more of our competitors could have an adverse impact on our sales, earnings and growth. All of the major fast food chains have increasingly offered selected food items and combination meals at discounted prices. While we cannot predict the duration of this promotional activity or the extent to which this pricing may become more or less competitive, this pricing could have a continued adverse effect on our sales and earnings.

        We believe our primary competition in the quick-service segment of the restaurant industry is from established national quick-service restaurant chains offering Mexican food, hamburgers, pizza, and chicken. These chains offer strong competition, have national name recognition and greater advertising, financial, and other resources than we do. These competitors also have a far greater density of store sites and substantially larger facilities. We also compete with regional and local quick-service restaurant chains and both quick-service and full-service "mom-and-pop" restaurants in specific local markets.

        The full-service restaurant industry is also intensely competitive with respect to price, service, location and food quality. There are many well-established competitors with substantially greater financial and other resources than ours. In our view, our principal competitors in the full-service restaurant industry are not only other steakhouses but also any other restaurants which offer a casual atmosphere and moderately-priced meals within its geographic markets.

        Expansion of the steakhouse concept has increased in recent years. In addition to traditional steakhouse restaurants, we expect to face competition from new entries into the steakhouse market, such as national steakhouse chains which have greater name recognition, are more well-established and have significantly greater resources than Timber Lodge. Competitors include Outback Steakhouse, Inc., Lone Star Steakhouse and Saloon, and Long Horn Steakhouse, operated by Rare Hospitality International, Inc. Other competitors include a large number of national and regional restaurant chains, many of which have been in existence for a substantially longer period than Timber Lodge has and may be better established in the markets where Timber Lodge restaurants are or may be located.

CONTROL BY PRINCIPAL STOCKHOLDERS AND RELIANCE ON KEY PERSONNEL

        Fidelity National Title ("Fidelity") holds 4,717,765 shares of our common stock and has the right to acquire an additional 1,969,994 shares upon exercise of currently exercisable warrants. CKE Restaurants, Inc. ("CKE") holds 1,656,453 shares of our common stock. William P. Foley, II, Chairman of the Board and Chief Executive Officer of Fidelity and CKE, and our Chairman of the Board, personally owns 1,174,400 shares of our common stock and owns 650,000 options to purchase shares of our common stock, all of which are presently exercisable. Mr. Foley as an individual does not have or share voting or investment power over our stock held by Fidelity.

        Therefore, of the 20,485,593 shares of our common stock that is outstanding as of September 29, 1999, Fidelity, CKE, and Mr. Foley collectively own 7,548,618 shares (excluding shares issued upon the exercise of Fidelity's remaining warrants and Mr. Foley's exercisable options); if Fidelity's remaining warrants and Mr. Foley's stock options were fully exercised, Fidelity, CKE, and Mr. Foley collectively would own 10,168,612 shares. Consequently, Fidelity and CKE collectively may have the practical ability to elect their nominees to our Board of Directors.

        Our success is dependent on our ability to attract and retain experienced successful executives to our management teams. The loss of one or more members of senior management could adversely affect our business and development.

GOVERNMENT REGULATIONS

        We are subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and on provisions concerning the termination or nonrenewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect us or our franchisees. The restaurant industry is also subject to extensive federal, state and local governmental regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. We and our franchisees are also subject to laws governing relationships with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Many of our employees are paid hourly rates based upon the federal and state minimum wage laws. Recent legislation increasing the minimum wage has resulted in higher labor costs to us and our franchisees and further increases in the minimum wage could increase our labor costs. We anticipate that increases in the minimum wage may be offset through pricing and other cost-control efforts; however, we cannot assure you that we or our franchisees will be able to pass such additional costs on to customers in whole or in part.

        A percentage of revenues for our Timber Lodge and La Salsa restaurants are attributable to the sale of alcoholic beverages. Alcoholic beverages control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operation of our restaurants. These aspects include the minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. Failure of a restaurant to obtain or retain liquor or food service licenses would adversely affect its operations.

        In certain states, we may be subject to "dram-shop" statutes, which generally provide that a person injured by an intoxicated person has the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated person. Timber Lodge and La Salsa carry liquor liability coverage as part of their existing comprehensive general liability insurance and neither has ever been named in a lawsuit involving a "dram-shop" statute.

        The Americans with Disabilities Act (the "ADA") prohibits discrimination in employment and public accommodations, such as restaurants, on the basis of disability. Under the ADA, we are required to provide service to, or make reasonable accommodations for the employment and service of, disabled persons. We believe our restaurants are in substantial compliance with the ADA.

FOOD SERVICE INDUSTRY

        Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographics and the type, number and location of competing restaurants. Multi-unit food service businesses such as ours can also be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Consumers may also raise concerns about the nutritional value of quick-service food. Dependence on frequent deliveries of fresh produce and groceries subjects food service businesses such as ours to the risk that shortages or interruptions in supply, caused by adverse weather or other conditions, could adversely affect the availability, quality and cost of ingredients. In addition, unfavorable trends or developments concerning factors such as inflation, increased food, labor and employee benefit costs including increases in hourly wage and unemployment tax rates, increases in the number and locations of competing quick-service restaurants, regional weather conditions and the availability of experienced management and hourly employees may also adversely affect the food service industry in general and our financial condition and results of operations in particular. Changes in economic conditions affecting our customers could reduce traffic in some or all of our restaurants or impose practical limits on pricing, either of which could have a material adverse effect on our financial condition and results of operations. Our continued success will depend in part on the ability of management to anticipate, identify and respond to changing conditions.

ENVIRONMENTAL MATTERS

        We are subject to various federal, state and local environmental laws. These laws govern discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes. These laws may also impose liability for damages from and the costs of cleaning up sites of spills, disposals or other releases of hazardous materials. We may be responsible for environmental conditions relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurants or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. Although we cannot assure you that all such environmental conditions have been identified, these conditions include the presence of asbestos containing materials, leaks from chemical storage tanks and on-site spills.

        We are not aware of any environmental conditions that would have a material adverse effect on our businesses, assets or results of operations taken as a whole. Although environmental site assessments prepared for certain properties recommend limited further investigations or minor repairs, based on the information currently available to us, we do not believe any of these other issues would have a material adverse effect on these properties. Nevertheless, we cannot assure you that environmental conditions relating to prior, existing or future restaurants or restaurant sites will not have a material adverse effect on us. Moreover, there is no assurance that: (1) future laws, ordinances or regulations will not impose any material environmental liability; or (2) the current environmental condition of the properties will not be adversely affected by tenants or other third parties or by the condition of land or operations in the vicinity of the properties (such as underground storage tanks).

RISKS ASSOCIATED WITH GROWTH STRATEGY

        We have, and will continue to, seek out and evaluate opportunities to develop and expand our operations, brands, and formats, whether by internal expansion, the acquisition of existing assets or operations, or the acquisition of new brands or formats. Expansion, especially by acquisition, involves a number of special risks that could adversely affect our operating results, including the diversion of management's attention, the assimilation of acquired operations and personnel, the amortization of acquired intangible assets, and the potential loss of key employees. In addition, the assimilation of acquired operations can be delayed for unforeseen reasons, and brand name changes or conversions may not be received by customers as well as expected. No assurance can be given that the recent mergers with JB's Family Restaurants and La Salsa, or acquisition of Timber Lodge, or any other acquisition by us will not materially and adversely affect us, or that any acquisition by us will enhance our business. If we decide to make any significant acquisitions of other businesses, we may be required to issue additional equity or debt securities or borrow additional money. The issuance, if any, of additional equity or convertible debt securities could result in dilution of shareholders' interests in our stock.

        Our growth strategy includes, among other things, opening additional company-operated and franchised restaurants, dual-branding our restaurant concepts and remodeling our restaurants. The success of our growth strategy will depend on numerous factors. Many of these factors are beyond our control and our franchisees, including the hiring, training and retention of qualified management and other restaurant personnel, the ability to obtain necessary governmental permits and approvals, the availability of appropriate financing and general economic conditions. We face competition from other restaurant operators, retail chains, companies and developers for desirable site locations, which may adversely affect the cost, implementation and timing of our expansion plans. To manage our planned expansion, we must ensure the continuing adequacy of our existing systems and procedures, including our supply and distribution arrangements, restaurant management, financial controls and informational systems.

        Our growth will also depend in part on our ability to increase sales at existing restaurants. In connection with our strategic initiatives, we expect to continue remodeling and upgrading equipment at many of our restaurants. We will incur significant capital expenditures in remodeling and converting restaurants and will experience a loss of revenues during the brief periods of time that restaurants are closed for remodeling or conversion. There can be no assurance that such remodeling and conversion will increase the revenues generated by these restaurants or, even if revenues are increased, that such increases will be sustainable. In addition, although the sales results experienced by the franchised restaurants that have been remodeled or converted to dual-brand restaurants have generally been favorable to date, there can be no assurance that such favorable sales results are sustainable or that they are indicative of sales results that will be achieved by restaurants to be remodeled or converted in the future. There can also be no assurance that we will be able to achieve same-store increases in our company-operated restaurants.

                                 USE OF PROCEEDS

        All of the net proceeds for the sale of the Common Stock covered by this Prospectus will go to the Selling Stockholders who offer and sell their shares. We will not receive any of the proceeds from the sale of these shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

        We issued 3,000,000 shares of the Common Stock to certain of the Selling Stockholders (former stockholders of La Salsa) on July 15, 1999, pursuant to the terms of an Agreement and Plan of Merger ("Agreement") wherein La Salsa was merged (the "Merger") with and into La Salsa Merger, Inc. ("Merger Sub"), a wholly-owned subsidiary of ours. On the effective date of the Merger, La Salsa became one of our wholly-owned subsidiaries. In connection with the Merger, we issued to the former stockholders of La Salsa convertible promissory notes in the amount of $6,000,000 (the "Notes"). On August 16, 1999, the Notes were converted into 1,500,000 shares of the Common Stock. Additionally, in connection with the Merger, the former stockholders of La Salsa received warrants to purchase 500,000 shares of the Common Stock. Pursuant to the Agreement, we entered into a Registration Rights Agreement, dated as of June 8, 1999, with the former La Salsa stockholders in which we agreed to file a Registration Statement with the SEC to register for resale the shares of the Common Stock.

        In addition to the 5,000,000 shares of the Common Stock we are seeking to register on behalf of the former La Salsa stockholders, we are also seeking to register 998,377 shares of the Common Stock which are held by

KCC Delaware Company, a Delaware corporation. KCC Delaware Company acquired these shares in March of 1999 pursuant to an agreement which granted them piggy-back registration rights. Pursuant to these registration rights, we agreed to file a Registration Statement with the SEC to register for resale the 998,377 shares of the Common Stock held by KCC Delaware Company.

        The following table sets forth the following information as of September 29, 1999: names of the Selling Stockholders; number of shares of the Common Stock beneficially owned by each Selling Stockholder; number of shares of the Common Stock each Selling Stockholder may offer to sell; and number of shares of our common stock beneficially owned by each Selling Stockholder upon completion of this offering, assuming all of the offered shares are sold. Other than as set forth in the footnotes to the table below, none of the Selling Stockholders has, or during the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

        As of September 29, 1999, we had 20,485,593 shares of our common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each Selling Stockholder as of September 29, 1999, only shares which such stockholder has the right to acquire on or before November 28, 1999 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other Selling Stockholder.

                                                                                                                  PERCENTAGE OF
                                                                                                                   COMMON STOCK
                                                                      COMMON STOCK          COMMON STOCK            OWNED UPON
                                                  COMMON STOCK        BEING OFFERED          OWNED UPON           COMPLETION OF
                                                 OWNED PRIOR TO      PURSUANT TO THIS       COMPLETION OF         THIS OFFERING IF
SELLING STOCKHOLDER                              THIS OFFERING(1)     PROSPECTUS(2)        THIS OFFERING(3)      GREATER THAN 1%(3)
-------------------                              ----------------    ----------------      ----------------      ------------------
KCC Delaware Company(4)                                998,377             998,377                 0                      0
Theodore Ashford                                         8,839               8,839                 0                      0
Donald Benjamin                                          1,243               1,243                 0                      0
John Butcher                                           133,334             133,334                 0                      0
Charles L. Boppell                                      52,818              52,818                 0                      0
Champps Entertainment, Inc.                          1,419,444           1,419,444                 0                      0
James Crooks                                               405                 405                 0                      0
Crown Point Associates III, L.P.                        82,634              82,634                 0                      0
Crown-Glynn Assoc., L.P.                                39,664              39,664                 0                      0
Nueberger & Berman, Trustee for
   the Crown Trust                                      42,970              42,970                 0                      0
Tony de la Rosa                                          1,220               1,220                 0                      0
Monica Franquina                                             2                   2                 0                      0
Robert G. Gammel                                       116,197             116,197                 0                      0
Jeanne Giles                                             1,016               1,016                 0                      0
Suzanne Grinley                                             21                  21                 0                      0
Frank Holdraker                                          4,833               4,833                 0                      0
Hughes Investment Mgmt. Company                        265,223             265,223                 0                      0
InterWest Partners IV                                  817,617             817,617                 0                      0
Everett J. Jefferson                                     5,083               5,083                 0                      0
Sienna Holdings, Inc., Trustee for
   Howard S. Kabrins and La Salsa, Inc.(5)              65,634              65,634                 0                      0
Joseph King                                                 35                  35                 0                      0
Charles A. Lynch                                       133,334             133,334                 0                      0
Charles A. Lynch, Trustee for
   Lynch Family Trust                                   11,334              11,334                 0                      0
Laurie Markowski                                           476                 476                 0                      0
Moon Fong Mathewson                                        317                 317                 0                      0
Antionette Niedle                                           19                  19                 0                      0
Noro-Moseley Partners                                  265,223             265,223                 0                      0
Edward T. Peabody                                        3,051               3,051                 0                      0
Tom Saiza                                                1,373               1,373                 0                      0
Catherine Sabatini                                         507                 507                 0                      0
Larry Sarokin                                            3,233                3233                 0                      0
Steve Sather                                             1,016               1,016                 0                      0
Peter Seidler                                           82,634              82,634                 0                      0
Steven R. Selcer                                       151,723             151,723                 0                      0
Sienna Holdings, Inc.(5)                                 6,665               6,665                 0                      0
Sienna Limited Partnership I(5)                        702,784             702,784                 0                      0
Sienna Limited Partnership II(5)                       510,363             510,363                 0                      0
Vicki Tanner                                             6,911               6,911                 0                      0
Daniel Torres                                              884                 884                 0                      0
Sheryl Cave                                                275                 275                 0                      0
Ronald Weinstock                                         6,542               6,542                 0                      0
Ronald Weinstock, Inc.                                     621                 621                 0                      0
FSC Corporation                                         51,462             51,4620                 0                      0
L.S. Nevada Associates                                   1,016               1,016                 0                      0
                                                     ---------           ---------              ----                   ----
           TOTAL                                     5,998,372           5,998,372                 0                      0
                                                     =========           =========              ====                   ====

----------

(1) The number of shares of our common stock owned prior to this offering include any shares of our common stock beneficially held by the Selling Stockholder, and assumes the exercise of all warrants to purchase shares of our common stock held by the Selling Stockholder.

(2) For each of the Selling Stockholders, other than KCC Delaware Company, the number of shares of the Common Stock being offered under this Prospectus represents the number of shares of Common Stock issued at the closing of the merger with La Salsa, the number of shares issued on the conversion of promissory notes issued at the closing of the merger with La Salsa, as well as the number of shares issuable assuming exercise of warrants to purchase shares of the Common Stock issued at the closing of the merger with La Salsa.

(3) Upon the completion of the offering and assuming the sale by the Selling Stockholders of all of the shares of the Common Stock available for resale under this Prospectus, the Selling Stockholders will not own any of our common stock.

(4) Burt Sugarman, who has been a director of the Company since March 30, 1999, is the Chairman and Chief Executive Officer of KCC Delaware Company. KCC Delaware Company is a wholly-owned subsidiary of Giant Group, Inc., a public company of which Mr. Sugarman serves as Chairman and Chief Executive Officer.

(5) Daniel L. Skaff, who has been a director of the Company since August 16, 1999, is the Chairman and Chief Executive Officer of Sienna Holdings, Inc., as well as the President and majority shareholder of Sienna Associates, the general partner of Sienna Limited Partnership I and Sienna Limited Partnership II.

                              PLAN OF DISTRIBUTION

        All or a portion of the Common Stock offered by this Prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

        We will not receive any part of the proceeds from the sale of the Common Stock. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this Prospectus. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                  LEGAL MATTERS

        Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California, will issue an opinion about the legality of the Common Stock being offered by this Prospectus.

                                     EXPERTS

        Grant Thornton LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 1997 and December 31, 1996, as set forth in their report, which is incorporated in this Prospectus by reference. These financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements of Santa Barbara Restaurant Group, Inc. and its subsidiaries as of December 31, 1998 and for the year then ended have been incorporated in the Prospectus by reference in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of La Salsa Holding Co. and its subsidiaries as of December 31, 1998 and for the year then ended incorporated in this Prospectus by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the termination of this offering:

        (1) our Current Report on Form 8-K/A, filed with the SEC on September 27, 1999;

        (2) our Quarterly Report on Form 10-Q for the period ended July 15, 1999, filed with the SEC on August 17, 1999;

        (3) our Current Report on Form 8-K, filed with the SEC on July 28, 1999;

        (4) our Definitive Proxy Statement addressing the Annual Meeting of Stockholders, filed with the SEC on July 14, 1999;

        (5) our Quarterly Report on Form 10-Q for the period ended April 22, 1999, filed with the SEC on June 4, 1999;

        (6) our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, filed with the SEC on April 28, 1999;

        (7) our Current Report on Form 8-K, filed with the SEC on April 8, 1999;

        (8) our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999; and

        (9) all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1998.

        You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                        General Counsel
                        Santa Barbara Restaurant Group, Inc.
                        360 South Hope Street, Suite C300
                        Santa Barbara, California 93105
                        Telephone requests may be directed to (805) 898-7134

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following sets forth the estimated costs and expenses in connection with the offering of the shares of the Common Stock pursuant to this Registration Statement:

      Registration fee to the Securities
      and Exchange Commission ................................    $ 3,235
      Accounting Fees and Expenses ...........................    $10,000*
      Legal Fees and Expenses ................................    $10,000*
      Miscellaneous Expenses .................................    $ 5,000*
                                                                  -------
             Total ...........................................    $28,235
                                                                  =======

        * Estimated

        All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the Selling Stockholders, will be paid by us.

Item 15. Indemnification of Directors and Officers.

        Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 16. Exhibits.

         4.1   Registration Rights Agreement dated as of June 8, 1999

         4.2   Registration Rights Agreement dated as of March 30, 1999

         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation

        23.1 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Ex. 5.1)

        23.2   Consent of Grant Thornton LLP

        23.3   Consent of KPMG LLP

        23.4   Consent of Deloitte & Touche LLP

        24.1   Power of Attorney (included on signature page)

Item 17.  Undertakings.

(a)     We hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)     We hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
        (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 5th day of October, 1999.

                                            SANTA BARBARA RESTAURANT GROUP, INC.


                                            By: /s/ Andrew F. Puzder
                                               --------------------------------
                                               Andrew F. Puzder
                                               Chief Executive Officer

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of Santa Barbara Restaurant Group, Inc., do hereby constitute and appoint Andrew F. Puzder and Theodore Abajian, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                             Title                            Date
           ---------                             -----                            ----

/s/ William P. Foley II
------------------------------     Chairman of the Board of Directors      October 5, 1999
William P. Foley II


/s/ Andrew F. Puzder               Chief Executive Officer, Director       October 5, 1999
------------------------------     (Principal Executive Officer)
Andrew F. Puzder


/s/ Theodore Abajian               Chief Financial Officer
------------------------------     (Principal Financial Officer and        October 5, 1999
Theodore Abajian                   Accounting Officer)


/s/ Frank P. Willey
------------------------------              Director                       October 5, 1999
Frank P. Willey


/s/ Daniel L. Skaff
------------------------------              Director                       October 5, 1999
Daniel L. Skaff


/s/ Burt Sugarman
------------------------------              Director                       October 5, 1999
Burt Sugarman


/s/ Charles Rolles
------------------------------              Director                       October 5, 1999
Charles Rolles


/s/ C. Thomas Thompson
------------------------------              Director                       October 5, 1999
C. Thomas Thompson


/s/ Dermot F. Rowland
------------------------------              Director                       October 5, 1999
Dermot F. Rowland

                                  EXHIBIT INDEX

  Exhibit                                                                          Sequential
  Number                                Description                                Page Number
  ------                                -----------                                -----------
   4.1        Registration Rights Agreement dated as of June 8, 1999...................

   4.2        Registration Rights Agreement dated as of March 30, 1999.................

   5.1        Opinion of Stradling  Yocca  Carlson & Rauth,  a  Professional
              Corporation..............................................................

  23.1        Consent of Stradling  Yocca  Carlson & Rauth,  a  Professional
              Corporation (included in Exhibit 5.1)....................................

  23.2        Consent of Grant Thornton LLP............................................

  23.3        Consent of KPMG LLP......................................................

  23.4        Consent of Deloitte & Touche LLP.........................................

  24.1        Power of Attorney (included on signature page)...........................